Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus filed under the Securities Act of 1933, as amended, pertaining to the registration of common stock, preferred stock and debt securities of EQT Corporation, and to the incorporation by reference therein of our audit letter dated January 7, 2022, with respect to our audit of EQT Corporation's estimates of proved reserves and future revenue, as of December 31, 2021, included in EQT Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our audit letter dated August 5, 2021, with respect to estimates of reserves and future revenue of Alta Marcellus Development, LLC as of June 30, 2021 included in EQT Corporation’s Current Report on Form 8-K dated September 28, 2021.  We have no interest of a substantial or material nature in EQT Corporation or any of its affiliates. We have not been employed on a contingent basis, and we are not connected with EQT Corporation, or any of its affiliates, as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

September 16, 2022